UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 21, 2016
INVENTRUST PROPERTIES CORP.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-51609 (Commission File Number)	34-2019608 (IRS Employer Identification No.)
2809 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(855) 377-0510 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events

For the year ended December 31, 2015, InvenTrust Properties Corp. (the "Company", and formerly known as Inland American Real Estate Trust, Inc.) paid distributions of approximately $2.5 billion. For income tax purposes only, approximately 8.08% of the distributions paid in 2015 will be treated as ordinary dividends and approximately 91.92% will be treated as nondividend distributions. A significant portion of the nondividend distributions was a result of the taxable dividend being allocated to include the additional distribution as a result of the taxable spin-off of Xenia Hotels & Resorts, Inc. (NYSE: XHR). The following table denotes the allocation of the monthly distributions paid in 2015 for income tax purposes only. All amounts are stated in dollars per share. The December 2015 distribution, with a record date of December 30, 2015 and payment date of January 6, 2016, will be reported in 2016, and not reflected in the 2015 tax allocation.

Stockholders are advised to consult with their tax advisors about the specific tax treatment of distributions paid by the Company in 2015.

Record Date	Distribution Payable Date	Total Distributions	Ordinary Dividend	Capital Gains Dividend	Non-Dividend Distributions	Total ($)
12/31/2014	1/12/2015	0.041667	0.003367	—	0.038300	0.041667
2/3/2015	2/3/2015	2.758750	0.222907	—	2.535843	2.758750
1/31/2015	2/12/2015	0.041667	0.003367	—	0.038300	0.041667
2/28/2015	3/12/2015	0.010833	0.000875	—	0.009958	0.010833
3/31/2015	4/13/2015	0.010833	0.000875	—	0.009958	0.010833
4/30/2015	5/12/2015	0.010833	0.000875	—	0.009958	0.010833
5/31/2015	6/12/2015	0.010833	0.000875	—	0.009958	0.010833
6/30/2015	7/13/2015	0.010833	0.000875	—	0.009958	0.010833
9/30/2015	10/5/2015	0.032500	0.002626	—	0.029874	0.032500
		2.928749	0.236642	—	2.692107	2.928749

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InvenTrust Properties Corp.

Date:	January 21, 2016	By:	/s/ Michael E. Podboy
		Name:	Michael E. Podboy
		Title	Executive Vice President - Chief Financial Officer, Chief Investment Officer and Treasurer